                                                                      EXHIBIT 12

                              WACHOVIA CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES

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

                                             Three Months
                                                 Ended                      Year Ended December 31,
                                               March 31,    --------------------------------------------------------------------
                                                 1996          1995           1994           1993           1992          1991
                                                -------     ---------      ---------      ---------      ---------     ---------
(A) EXCLUDING INTEREST ON DEPOSITS
Earnings:
  Income before income taxes                   $219,139    $  868,868     $  761,482     $  687,540      $  596,203    $  280,918
  Less capitalized interest                           0        (1,530)          (362)             0               0             0
  Fixed charges                                 194,937       768,982        512,717        296,396         232,226       396,793
                                               --------    ----------     ----------     ----------      ----------    ----------
      Earnings as adjusted                     $414,076    $1,636,320     $1,273,837     $  983,936      $  828,429    $  677,711
                                               ========    ==========     ==========     ==========      ==========    ==========

Fixed charges:
  Interest on purchased and other
    short term borrowed funds                  $110,390    $  467,007     $  272,572     $  173,847      $  190,988    $  369,202
  Interest on long-term debt                     81,087       288,646        226,584        107,585          25,153        13,049
  Portion of rents representative of the
    interest factor (1/3) of rental expense       3,460        13,329         13,561         14,964          16,085        14,542
                                               --------    ----------     ----------     ----------      ----------    ----------
      Fixed charges                            $194,937    $  768,982     $  512,717     $  296,396      $  232,226    $  396,793
                                               ========    ==========     ==========     ==========      ==========    ==========

Ratio of earnings to fixed charges                 2.12X         2.13X          2.48X          3.32X           3.57X         1.71X

(B) INCLUDING INTEREST ON DEPOSITS:
  Adjusted earnings from (A) above             $414,076    $1,636,320     $1,273,837     $  983,936      $  828,429    $  677,711
  Add interest on deposits                      221,851       823,454        539,232        557,580         750,887     1,085,598
                                               --------    ----------     ----------     ----------      ----------    ----------
Earnings as adjusted                           $635,927    $2,459,774     $1,813,069     $1,541,516      $1,579,316    $1,763,309
                                               ========    ==========     ==========     ==========      ==========    ==========

Fixed charges:
  Fixed charges from (A) above                 $194,937    $  768,982     $  512,717     $  296,396      $  232,226    $  396,793
  Interest on deposits                          221,851       823,454        539,232        557,580         750,887     1,085,598
                                               --------    ----------     ----------     ----------      ----------    ----------
Adjusted fixed charges                         $416,788    $1,592,436     $1,051,949     $  853,976      $  983,113    $1,482,391
                                               ========    ==========     ==========     ==========      ==========    ==========

Adjusted earnings to adjusted fixed
  charges                                          1.53X         1.54X          1.72X          1.81X           1.61X         1.19X
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